Exhibit 12.1

Exelon Corporation

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2010	2011	2012	2013	2014
Pre-tax income from continuing operations	4,221	3,952	1,798	2,773	2,486
Plus: Loss from equity investees	—	1	91	(10)	20
Less: Capitalized interest	(43)	(57)	(75)	(67)	(79)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	4,178	3,896	1,814	2,696	2,427
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	836	761	1,021	1,436	1,110
Interest component of rental expense (a)	241	237	310	269	288

Total fixed charges	1,077	998	1,331	1,705	1,398
Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges	5,255	4,894	3,145	4,401	3,825
Ratio of earnings to fixed charges	4.9	4.9	2.4	2.6	2.7

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

Exelon Corporation

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Years Ended December 31,
	2010	2011	2012	2013	2014
Pre-tax income from continuing operations	4,221	3,952	1,798	2,773	2,486
Plus: Loss from equity investees	—	1	91	(10)	20
Less: Capitalized interest	(43)	(57)	(75)	(67)	(79)
Preference security dividend requirements	(7)	(6)	(26)	(32)	(18)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	4,171	3,890	1,788	2,664	2,409
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	836	761	1,021	1,436	1,110
Interest component of rental expense (a)	241	237	310	269	288
Preference security dividend requirements of consolidated subsidiaries	7	6	26	32	18

Total fixed charges	1,084	1,004	1,357	1,737	1,416
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	5,255	4,894	3,145	4,401	3,825
Ratio of earnings to fixed charges and preferred stock dividends	4.8	4.9	2.3	2.5	2.7

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.